Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Petroleum Development Corporation

We consent to the incorporation by reference in this registration statement of our report dated May 24, 2006 with respect to the consolidated balance sheets of Petroleum Development Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated May 24, 2006, on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005.

Our report dated May 24, 2006 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Petroleum Development Corporation did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following material weaknesses as of December 31, 2005:

The Company did not have effective policies and procedures, and was not adequately staffed with accounting personnel possessing an appropriate level of technical expertise in U.S. generally acceptable accounting principles, as further described below:

  The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to properly account for derivative transactions in accordance with generally accepted accounting principles.  Specifically, the Company's policies and procedures relating to derivatives transactions were not designed effectively to ensure that each of the requirements for hedge accounting was evaluated appropriately with respect to the Company's commodity based derivatives.  Additionally, the Company's policies and procedures relating to the derivative transactions entered into on behalf of affiliated partnerships were not adequate to ensure these transactions were recorded properly in the financial statements.  As a result, a misstatement was identified in the fair value of derivatives and the oil and gas price risk management loss accounts in the Company's 2005 preliminary consolidated financial statements.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.
  The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to ensure compliance with appropriate accounting principles for its oil and gas properties.  Specifically, the Company's policies and procedures were not designed effectively to ensure that the calculation of depreciation and depletion and the determination of impairments were performed in accordance with the applicable authoritative accounting guidance.  As a result, misstatements were identified in the accumulated depreciation, depletion and amortization and the depreciation, depletion and amortization expense accounts in the Company's 2005 preliminary consolidated financial statements.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.
  The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to ensure proper accounting and disclosure for income taxes.  Specifically, the Company's policies and procedures did not provide for appropriate control documentation or supervisory review of permanent and temporary differences, or assessment of tax reserves to ensure that they were properly reflected and disclosed in the Company's financial statements.  As a result, misstatements were identified in the deferred income tax liability and income tax expense accounts in the Company's 2005 preliminary consolidated financial statements.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.
  The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to ensure that its accounting for asset retirement obligations complied with generally accepted accounting principles.  Specifically, the Company's policies and procedures regarding the estimate of the fair value of the asset retirement obligations were not designed effectively to ensure that it was estimated in accordance with FAS No. 143, Asset Retirement Obligations.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.
  The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to provide for adequate monitoring and assessment of the application of accounting principles, standards or rules as it relates to proportionate consolidation in a timely manner.  As a result of this control deficiency, the Company did not appropriately eliminate its proportionate share of transactions with the Company sponsored limited partnerships, which resulted in the restatement of the Company's financial statements for the first three quarters of 2005, the years ended December 31, 2004, 2003, 2002, and 2001 and each of the quarters in 2004 and 2003.

Our report on the consolidated financial statements refers to a restatement of the consolidated financial statements for the years ended December 31, 2004 and 2003 and a change in the method of accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

October 5, 2006